Certificate of Registration on Change of Name

This is to certify that

CBD ENERGY LIMITED

Australian Company Number 010 966 793

did on the twentieth day of March 2015 change its name to

BLUENRGY GROUP LIMITED

Australian Company Number 010 966 793

The company is a public company.

The company is limited by shares.

The company is taken to be registered under the Corporations Act 2001 in Queensland and the date of commencement of registration is the eighteenth day of August, 1989.

Issued by the
Australian Securities and Investments Commission
on this twentieth day of March 2015.

Greg Medcraft
Chairman

CERTIFICATE